Exhibit 99.1

ACCELRYS ANNOUNCES SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

Company Reports Net Income of $0.9 million; Cash and Investments increase 16% from prior year

Non-GAAP Net Income increases by 65% to $2.3 million

San Diego, October 26, 2006 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter ended September 30, 2006.

“We are pleased with our financial performance during the second quarter as we reported net income on a GAAP basis and significantly increased our non-GAAP net income over the prior year,” said Mark J. Emkjer, Accelrys President and Chief Executive Officer.  “We continue to perform with increasing operational success as reflected in our financial results.  We have also added high-level executives to our management team with both customer and industry experience and made significant strides in continuing to modernize and integrate our scientific operating platform.  With these additions, and as our modernization and integration efforts are nearing their completion, I believe that we are positioning the Company for long-term growth.”

Revenue for the quarter ended September 30, 2006 of $20.2 million declined 7% from $21.7 million for the quarter ended September 30, 2005.  The decline in revenue from the prior year is due to an expected decrease in revenues from certain products that were de-emphasized in connection with the Company’s restructuring and product line adjustments that have occurred over the past two years.

Total operating costs and expenses for the quarter ended September 30, 2006 were $19.4 million compared to $20.7 million for the quarter ended September 30, 2005, a decline of 7%.  Excluding stock-based compensation expense, non-GAAP total operating costs and expenses were $18.1 million for the quarter ended September 30, 2006, a 12% reduction from non-GAAP total operation costs and expenses of $20.5 million for the quarter ended September 30, 2005.

The Company reported GAAP net income of $0.9 million, or $0.04 per diluted share, for the quarter ended September 30, 2006, a 19% decrease from net income of $1.2 million, or $0.04 per diluted share, in the quarter ended September 30, 2005.  Excluding stock-based compensation expense, non-GAAP net income was $2.3 million, or $0.09 per diluted share, for the quarter ended September 30, 2006, a 65% increase from non-GAAP net income of $1.4 million, or $0.05 per diluted share reported in the quarter ended September 30, 2005.

At September 30, 2006, the Company had total cash, cash equivalents, restricted cash and marketable securities of $61.2 million, an increase of 16% from September 30, 2005.  The Company also had $45.1 million in deferred revenue at September 30, 2006, a 6% increase from September 30, 2005.

Recent Business and Product Development Highlights:

•                  Strengthening of the management team with the addition of Frank Brown, Ph.D., formerly of Johnson & Johnson, as Chief Science Officer and Rick Russo, formerly of Captiva Software Corporation, as Chief Financial Officer.

•                  Release of Discovery Studio® 1.6 which includes and integrates our open pipelining scientific operating platform, SciTegic Pipeline Pilot, for automation and extensibility, as well as additional functionality in the areas of structure-based design, protein modeling, simulations, analysis and visualization.

Non-GAAP Financial Measures:

This press release includes non-GAAP measures of total operating costs and expenses and net income (loss), adjusted to exclude the effect of certain costs related to the completion of the Company’s restatement and stock-based compensation expense.  The Company believes these non-GAAP financial measures provide a more useful measure of the Company’s operating results, an easier comparison with historical results and with the results of other companies, and insight into the Company’s on-going operating performance.  Further, the Company’s management and Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.  The following table contains a reconciliation of these measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005

GAAP Total operating costs and expenses	$19,388	$20,745	$39,954	$43,302
Less: Restatement-related costs	—	—	493	—
Less: Stock-based compensation expense	1,327	217	2,340	434
Non-GAAP Total operating costs and expenses	$18,061	$20,528	$37,121	$42,868

GAAP Net income (loss)	$935	$1,152	$606	$(745)
Less: Restatement-related costs	—	—	493	—
Less: Stock-based compensation expense	1,327	217	2,340	434
Non-GAAP Net income (loss)	$2,262	$1,369	$3,439	$(311)

Conference Call Details

At 5:00 p.m. ET today, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial 1-866-713-8567 (+1 617-597-5326 outside the United States) and enter the access code, 83739047, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 1-888-286-8010 (+1 617-801-6888 outside the United States) and entering access code, 85054945, beginning 7:00 p.m. ET on October 26, 2006 through 5:00 p.m. ET on January 26, 2007.

About Accelrys

Accelrys, Inc. (ACCL) is a leading provider of software for computation, simulation and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The Company is headquartered in San Diego, California. Its materials research and development team is based at its European Headquarters and Centre of Excellence in Cambridge, UK. For more information see http://www.accelrys.com/.

Forward-Looking Statements

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward looking statements, including but not limited to statements relating to the completion of the Company’s modernization and integration efforts and the long-term growth of the Company, are subject to a number of risks and uncertainties, including risks that the Company will be unable to complete its modernization and integration efforts as planned and that such growth will not occur due to lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
Accelrys, Inc.

Rick Russo

858-799-5200

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005

Revenue	$20,232	$21,736	$40,382	$42,139
Operating costs and expenses:
Cost of revenue	3,822	4,171	7,722	8,308
Product development	4,916	5,567	10,042	11,421
Sales and marketing	6,283	7,388	13,105	15,885
General and administrative	4,367	3,619	9,085	7,688
Total operating costs and expenses	19,388	20,745	39,954	43,302
Operating income (loss)	844	991	428	(1,163)
Interest and other income, net	360	402	844	1,100
Income (loss) before taxes	1,204	1,393	1,272	(63)
Income tax expense	269	241	666	682
Net income (loss)	$935	$1,152	$606	$(745)

Net income (loss) per share:
Basic	$0.04	$0.04	$0.02	$(0.03)
Diluted	$0.04	$0.04	$0.02	$(0.03)
Weighted average shares used to compute net income (loss) per share:
Basic	26,293	26,107	26,252	26,063
Diluted	26,420	26,276	26,387	26,063

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2006	March 31, 2006	September 30, 2005
Assets
Cash, cash equivalents, restricted cash and marketable securities	$61,186	$66,022	$52,844
Trade receivables, net	9,993	17,289	12,053
Other assets, net	61,964	63,444	65,633
Total assets	$133,143	$146,755	$130,530
Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	12,595	16,560	13,470
Total deferred revenue	45,095	61,269	42,537
Noncurrent liabilities, excluding deferred revenue	7,557	5,718	5,170
Total stockholders’ equity	67,896	63,208	69,353
Total liabilities and stockholders’ equity	$133,143	$146,755	$130,530